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                                                                     EXHIBIT 5.1

                              AVONDALE INCORPORATED
                              AVONDALE MILLS, INC.
                             AUDIT COMMITTEE CHARTER


PURPOSE

         The Audit Committee is a committee of the Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication with the independent accountants, the internal auditors, the management of the Corporation, and the Board of Directors.

ORGANIZATION

         The Audit Committee shall be composed of at least three directors who are generally knowledgeable in accounting, auditing and financial reporting matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her individual exercise of independent judgement.

         The members of the Audit Committee shall be elected by the Board of Directors and serve until their successors shall be duly elected and qualified. Unless the Chairperson is elected by the Board of Directors, the members of the Audit Committee may designate a Chairperson by majority vote of the full committee membership. It is the responsibility of the Chairperson to schedule all meetings of the Audit Committee and provide the Committee members with a written agenda for all meetings.

         The Audit Committee shall meet at least two times per year or more frequently as circumstances require. The Audit Committee shall meet at least once per year with the independent accountants and management in separate executive sessions to discuss any matters that the Audit Committee, the independent accountants or management believes should be discussed.

RESPONSIBILITIES

         The Audit Committee shall recommend to the Board of Directors the nomination of the independent accountants, provide oversight of the performance of services by the independent accountants, review and approve the compensation of the independent accountants, and recommend to the Board of Directors the discharge of the independent accountants as deemed appropriate. In this process, the Audit Committee


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shall confirm and assure the independence of the independent accountants, including a review of the nature of all services and related fees provided by the independent accountants, shall discuss the scope and nature of the annual audit process, shall receive and review reports issued by the independent accountants, and shall provide to the independent accountants full access to the Audit Committee to report on any and all appropriate matters.

         The Audit Committee shall provide guidance and oversight to the internal audit function of the Corporation, including review of the organization, plans, activities and results of such activities of the internal auditing department.

         The Audit Committee shall consider and review with management and the independent accountants the quality and effectiveness of the internal controls of the Corporation.

         The Audit Committee shall review with management the interim financial statements and related filings with the Securities and Exchange Commission and other agencies, and shall review with management and the independent accountants the annual financial statements, annual reports and related filings with the SEC and other agencies. In these reviews, the Audit Committee shall consider the quality of earnings, adequacy of reserves and accruals, suitability of accounting principles, highly judgemental issues, audit adjustments whether or not recorded, and such other inquires as may be appropriate.

         The Audit Committee shall discuss with management the status of asserted and unasserted litigation and claims, taxation matters, and any other legal or regulatory matters as may be appropriate.

         The Audit Committee shall review and assess the Corporation's processes for administering a code of business conduct.

         The Audit Committee shall have the power to conduct or authorize investigations into any matter within the scope of its responsibilities.

         The Audit Committee shall report its activities to the Board of Directors with such recommendations deemed appropriate.